                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                             PRODIGY COMMUNICATIONS CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                PRELIMINARY COPY

                       PRODIGY COMMUNICATIONS CORPORATION
                 NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2001

    You are hereby notified that the 2001 annual meeting of stockholders of Prodigy Communications Corporation will be held at River Place Country Club, 4207 River Place Blvd., Austin, Texas 78730-1113, on Friday, May 11, 2001, at 11:00 a.m., local time, for the purpose of considering and voting upon the following matters:

    1. To approve an amendment to Prodigy's certificate of incorporation increasing the size of the board of directors from nine to ten members.

    2.  To elect nine directors.

    3. To ratify the selection of Ernst & Young LLP as Prodigy's independent public accountants for the fiscal year ending December 31, 2001.

    4. To transact any other business that properly comes before the annual meeting.

    These items of business are more fully described in the proxy statement accompanying this notice. The board of directors does not know of any other business to be transacted at the annual meeting or at any adjournments thereof.

    The board of directors has fixed the close of business on March 15, 2001 as the record date for the determination of stockholders entitled to notice of and vote at the annual meeting and at any adjournment or postponement thereof. A list of Prodigy's stockholders entitled to notice of and to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for ten days prior to the meeting at the principal executive offices of Prodigy, 6500 River Place Blvd., Building III, Austin, Texas 78730-1113, and at the time and place of the annual meeting.

    A copy of Prodigy's annual report to stockholders for the year ended December 31, 2000, which contains consolidated financial statements and other information of interest to stockholders, accompanies this notice of meeting and the enclosed proxy statement.

                                          By order of the board of directors,

                                          Daniel V. Iannotti, SECRETARY

April 17, 2001
Austin, Texas

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                PRELIMINARY COPY
                       PRODIGY COMMUNICATIONS CORPORATION
                      6500 RIVER PLACE BLVD., BUILDING III
                            AUSTIN, TEXAS 78730-1113

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 11, 2001

    This proxy statement is furnished in connection with the solicitation of the proxies by Prodigy's board of directors for use at the 2001 annual meeting of stockholders to be held on Friday, May 11, 2001, at 11:00 a.m., local time, at River Place Country Club, 4207 River Place Blvd., Austin, Texas 78730-1113, and at any adjournments thereof.

    All proxies will be voted in accordance with the instructions of the stockholder, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of meeting. A stockholder may revoke any proxy at any time before its exercise by delivery of a written revocation to the secretary of Prodigy. Attendance at the meeting will not itself be deemed to revoke a proxy unless the stockholder affirmatively revokes the proxy.

    On March 15, 2001, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding and entitled to vote 70,245,820 shares of Class A common stock and one share of Class B common stock. Each share of Class A common stock entitles the record holder thereof to one vote on each matter that is voted on, other than the election of the three directors designated by the holder of Class B common stock. The outstanding share of Class B common stock entitles the record holder thereof to 51,843,632 votes on each matter that is voted on. The holders of Class A common stock have no voting rights with respect to the election of directors designated by the holder of Class B common stock. SBC, as the holder of Class B common stock, voting as a separate class, has the right to elect three members of Prodigy's board of directors.

    THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND PRODIGY'S ANNUAL REPORT TO STOCKHOLDERS, INCLUDING ITS ANNUAL REPORT ON
FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 17, 2001. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE. PLEASE ADDRESS ALL SUCH REQUESTS TO PRODIGY COMMUNICATIONS CORPORATION, 6500 RIVER PLACE BLVD., BUILDING III, AUSTIN, TEXAS 78730-1113, ATTENTION: INVESTORS RELATIONS.

PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of Prodigy's common stock as of March 15, 2001 by:

    - each person or entity known by Prodigy to own beneficially more than 5% of the voting power of Prodigy's outstanding common stock;

    - each current director of Prodigy;

    - each of Prodigy's current and former executive officers named in the Summary Compensation Table below; and

    - all of Prodigy's directors and current executive officers as a group.

    Unless otherwise indicated, the address of each officer and director of Prodigy is care of Prodigy Communications Corporation, 6500 River Place Blvd., Building III, Austin, Texas 78730-1113.

NAME OF BENEFICIAL OWNER                                      NUMBER OF SHARES   PERCENTAGE (1)
------------------------                                      ----------------   --------------
5% STOCKHOLDERS
Carlos Slim Helu (2)........................................     41,910,111           34.3%
Carso Global Telecom (3)....................................     41,910,111           34.3
SBC (4).....................................................     51,843,632           42.5
Sears, Roebuck and Co. (5)..................................      3,936,778            3.2
Telmex (6)..................................................     12,513,200           10.2

DIRECTORS AND CURRENT EXECUTIVE OFFICERS
James R. Adams (7)..........................................         12,500              *
Louis R. Brill..............................................              -              *
Allen Craft (8).............................................              -              *
Charles E. Foster (8).......................................         40,000              *
Daniel V. Iannotti..........................................              -              *
Robert S. McClane...........................................          2,000              *
Joe C. McKinney.............................................              -              *
Jaime Chico Pardo (7).......................................              -              *
Robert B. Pickering (8).....................................              -              *
Samer F. Salameh (7)........................................        156,250              *
Randall L. Stephenson (8)...................................              -              *
Richard S. Walker...........................................          1,000              *
Gregory G. Williams(8)(9)...................................         62,115              *
All directors and current executive officers as a group (15
  persons)..................................................        273,865              *

FORMER EXECUTIVE OFFICERS
Charles J. Roesslein (8)....................................          3,000              *
David C. Trachtenberg.......................................         97,408              *
Andrea S. Hirsch............................................         89,845              *

------------------------

*   Less than 1%

(1) Percentages are based on the total voting power of all outstanding shares of Class A common stock and Class B common stock. See footnote (4) below.

(2) Ownership is based on a Form 4 filed by Mr. Slim and certain members of his family with the Securities and Exchange Commission on September 30, 2000. Consists of the shares listed as held by Carso Global Telecom and Telmex. Based on the foregoing information, Mr. Slim beneficially owned 59.7% of the Class A common stock as of March 15, 2001. Mr. Slim and members of his immediate family beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom. Thus, Mr. Slim and members of his immediate family may be deemed to control

    Carso Global Telecom and Telmex and, together with SBC, Prodigy. Mr. Slim's business address is Paseo de las Palmas, #405, Col. Lomas de Chapultepec, Mexico, D.F., Mexico 11000.

(3) Ownership is based on a Form 4 filed by Carso Global Telecom, S.A. de C.V., also referred to as Carso Global Telecom, with the Securities and Exchange Commission on September 30, 2000. Includes 12,513,200 shares held by Telmex Financial Ventures LLC, an indirect wholly owned subsidiary of Telmex. Carso Global Telecom may be deemed to beneficially own shares beneficially held by Telmex through the regular-voting shares of Telmex that it owns directly as well as through its interest in a trust that owns a majority of Telmex's regular-voting securities of Telmex. Pursuant to a Schedule 13D/A filed on September 13, 2000, the principal beneficiaries of the trust are Carso Global Telecom, which owns a 59.3% economic and voting interest in the trust, and SBC, which holds a 32.45% economic and voting interest in the trust. Under the terms of the trust, the trustee must vote all shares held in the trust as instructed by a simple majority of the members of a technical committee appointed by the trustee's beneficiaries, except in the case of certain significant corporate matters. The trust entitles Carso Global Telecom to appoint a majority of the members of the technical committee; therefore, Carso Global Telecom may be deemed to control the trust. Based on the foregoing information, Carso Global Telecom beneficially owned 59.7% of the Class A common stock as of March 15, 2001. Carso Global Telecom's business address is Paseo de las Palmas, #405, Col. Lomas de Chapultepec, Mexico City, Mexico 11000.

(4) Ownership is based on a Schedule 13D/A filed by SBC Communications Inc., also referred to as SBC, with the Securities and Exchange Commission on January 4, 2001. Represents the number of votes represented by the Class B common stock held by SBC Internet Communications, Inc., a wholly-owned subsidiary of SBC. The Class B common stock and units in the operating partnership held by SBC Internet Communications, Inc. are currently convertible into an aggregate of 50,448,283 shares of Class A common stock. SBC's business address is 175 East Houston Street, San Antonio, Texas 78205.

(5) Ownership is based on a Schedule 13G filed by Sears with the Securities and Exchange Commission on February 13, 2001. Represents 2,409,145 shares issuable on exercise of a warrant and 1,527,633 shares held by Sears' wholly owned subsidiary, Sears International Holdings Corp. Based on the foregoing information, Sears beneficially owned 5.4% of the Class A common stock as of March 15, 2001. Sears' business address is 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(6) Ownership is based on a Form 4 filed by Telefonos de Mexico, S.A. de C.V., also referred to as Telmex, with the Securities and Exchange Commission on September 30, 2000. Consists of 12,513,200 shares held by Telmex's wholly owned subsidiary, Telmex Financial Ventures LLC. Based on the foregoing information, Telmex beneficially owned 17.8% of the Class A common stock as of March 15, 2001. Telmex's business address is Parque Via 190, Oficina 1016, Colonia Cuauhtemoc, Mexico, D.F., Mexico 06599.

(7) Excludes the shares listed as held by Carso Global Telecom and Telmex.

(8) Excludes the shares listed as held by SBC.

(9) Includes an aggregate of 3,015 shares held by Mr. Williams' minor children, 6,000 shares held by Mr. Williams' spouse and 16,000 shares held by his mother, as to which shares Mr. Williams disclaims beneficial ownership except to the extent of his pecuniary interest, if any.

    The information reported regarding directors, current executive officers and former executive officers includes options, exercisable by the following, within 60 days of March 15, 2001, to purchase the indicated numbers of shares of Class A common stock:


James R. Adams..............................................     7,500
Samer F. Salameh............................................   156,250
David C. Trachtenberg.......................................    95,000
Andrea S. Hirsch............................................    88,750

VOTES REQUIRED

    The holders of shares representing a majority of the voting power of the issued and outstanding Class A common stock and Class B common stock entitled to vote at the annual meeting, voting together as a single class, will constitute a quorum for the transaction of business at the annual meeting. Shares of Class A common stock and Class B common stock present in person or represented by proxy, including shares that abstain or do not vote with respect to any of the matters presented at the annual meeting, will be counted for purposes of determining whether a quorum exists at the meeting.

    The affirmative vote of the holders of shares representing a majority of the voting power of all outstanding shares of Class A common stock and Class B common stock, voting together as a single class, is required for the approval of the amendment to Prodigy's certificate of incorporation (Proposal 1). The affirmative vote of the holders of shares representing a plurality of the voting power on the matter is required for the election of James R. Adams, Louis R. Brill, Robert S. McClane, Joe C. McKinney, Jamie Chico Pardo and Samer F. Salameh as directors (Proposal 2A). The affirmative vote of the holder of Class B common stock is required for the election of Charles E. Foster, Robert
B. Pickering and Randall L. Stephenson as directors (Proposal 2B). The affirmative vote of the holders of shares representing a majority of the voting power of the shares voting on the matter is required for ratification of Ernst & Young LLP as Prodigy's independent public accountants for the year ending December 31, 2001 (Proposal 3).

    Shares held by stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as shares voted in favor of such matter and will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters that require the affirmative vote of a plurality or majority of the voting power of shares voting on a matter (Proposals 2A, 2B and 3) but will have the same effect as a vote against the matter that requires the affirmative vote of a majority of the voting power of all outstanding shares (Proposal 1).

              PROPOSAL 1 -- INCREASE IN SIZE OF BOARD OF DIRECTORS

    Under Prodigy's current certificate of incorporation:

    - SBC, as the holder of Prodigy's Class B common stock, is entitled to elect three directors; and

    - the remaining six directors are elected by the holders of Class A common stock and Class B common stock, voting together as a single class.

    In February 2001, the board of directors approved an amendment to Prodigy's certificate of incorporation increasing the size of the board of directors from nine to ten members. If the amendment is approved, the tenth director will also be elected by the holders of Class A common stock and Class B common stock, voting together as a single class.

    The board of directors has approved this increase in order to provide the flexibility to add another member to the board if an appropriate candidate who can contribute to Prodigy's future success is identified. Prodigy's board of directors has not yet designated a nominee for the additional board seat. However, if this proposal is approved, the members of the board of directors (excluding the three directors designated by SBC) expect to appoint an additional director to fill the vacancy created by the increase in the size of the board, in accordance with Prodigy's by-laws, to serve until the 2002 annual meeting.

    Pursuant to a voting agreement, SBC has agreed to vote in favor of the election of three nominees to the Prodigy board of directors designated by Carso Global Telecom and Telmex. This voting agreement will not be affected by the proposed increase in the size of the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS AMENDMENT TO PRODIGY'S CERTIFICATE OF INCORPORATION TO INCREASE THE SIZE OF THE BOARD FROM
                              NINE TO TEN MEMBERS.

                             ELECTION OF DIRECTORS

    This year there are nine nominees for election as directors. The nominees are to be elected for terms of office expiring at the 2002 annual meeting of stockholders. Six of the nominees are to be voted on by all stockholders, voting together as a single class. The other three nominees are to be voted on by SBC, as the holder of the Class B common stock.

 PROPOSAL 2A -- ELECTION OF JAMES R. ADAMS, LOUIS R. BRILL, ROBERT S. MCCLANE,
      JOE C. MCKINNEY, JAMIE CHICO PARDO AND SAMER F. SALAMEH AS DIRECTORS

    At the 2001 annual meeting, stockholders will have an opportunity to vote for the six nominees named in the table below. The proxy card may not be voted for more than six directors under Proposal 2A. Each of the nominees has indicated his willingness to serve if elected, but if any nominee becomes unable to serve the persons acting under the proxy may vote the proxy for substitute nominees selected by the board of directors. The board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

    Set forth below are the names of the six nominees for director to be elected under Proposal 2A, their ages, the year in which each first became a director of Prodigy, their principal occupations and employment during the past five years and the names of other public companies of which they serve as a director.

                                   DIRECTOR
                              -------------------   PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE DURING THE
NAME                            AGE       SINCE               PAST FIVE YEARSAND OTHER DIRECTORSHIPS
----                          --------   --------   ----------------------------------------------------------
James R. Adams                   61        1999     Mr. Adams was president of SBC from 1992 to 1995 and
                                                    president of Southwestern Bell Telephone Company, a
                                                    subsidiary of SBC, from 1988 to 1992. He has served as a
                                                    director of Texas Instruments Incorporated since 1989 and
                                                    as its chairman of the board from 1996 to 1998. Mr. Adams
                                                    is also a director of Inet Technologies, Inc., a
                                                    communications software solutions provider.

Louis R. Brill                   59        2000     Since December 1999, Mr. Brill has served as vice
                                                    president and chief accounting officer of Temple Inland,
                                                    Inc., a manufacturer of corrugated packaging and building
                                                    products with financial services operations in mortgage
                                                    and consumer banking. From 1963 to September 1999, Mr.
                                                    Brill was a partner of Ernst & Young LLP.

Robert S. McClane                61        2001     Mr. McClane has served as president of McClane Partners,
                                                    LLC, a consulting and investment services company, since
                                                    1997. From 1985 to 1997, Mr. McClane served as president
                                                    of Cullen/Frost Bankers, Inc., a bank holding company.
                                                    From 1978 to 1985, Mr. McClane was executive vice
                                                    president and secretary of Cullen/Frost Bankers, Inc. Mr.
                                                    McClane is also a director of Cullen/Frost Bankers, Inc.
                                                    and Frost National Bank.

Joe C. McKinney                  54        2001     Mr. McKinney has served as chairman and chief executive
                                                    officer of J.P. Morgan Chase Bank -- San Antonio region,
                                                    since 1987.

Jaime Chico Pardo                51        2000     Mr. Chico Pardo has served as chief executive officer of
                                                    Telmex since January 1995 and as vice chairman of Carso
                                                    Global Telecom since October 1998. Mr. Chico Pardo is also a director of Grupo Carso and Grupo Financiero Inbursa,
                                                    both of which are affiliated with Carso Global Telecom. He also serves as a director of America Movil S.A. de C.V., a provider of wireless communication services that was
                                                    spun-off from Telmex in February 2001, and Honeywell
                                                    International, a diversified technology and manufacturing
                                                    company.

                                   DIRECTOR
                              -------------------   PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE DURING THE
NAME                            AGE       SINCE               PAST FIVE YEARSAND OTHER DIRECTORSHIPS
----                          --------   --------   ----------------------------------------------------------
Samer F. Salameh                 36        1997     Mr. Salameh has served as president and chief executive
                                                    officer of iVMG, Inc., a provider of Internet data
                                                    services, since November 2000. He was Prodigy's chief
                                                    executive officer from September 1997 to June 2000 and
                                                    Prodigy's chairman of the board from August 1998 to
                                                    December 2000. Mr. Salameh also served as the president of
                                                    Prodigy from September 1997 to December 1998. From July
                                                    1994 until joining Prodigy, Mr. Salameh was director, long distance division of SBC, responsible for marketing,
                                                    strategy, positioning, product management and product
                                                    development with respect to Telmex.

    Messrs. Adams, Chico Pardo and Salameh serve as Prodigy directors at the request of the management of Carso Global Telecom and Telmex, and were elected pursuant to a voting agreement under which SBC has agreed to vote in favor of the election of three nominees to the Prodigy board of directors designated by Carso Global Telecom and Telmex.

       PROPOSAL 2B -- ELECTION OF CHARLES E. FOSTER, ROBERT B. PICKERING
                     AND RANDALL L. STEPHENSON AS DIRECTORS
          (TO BE VOTED ON BY THE HOLDER OF CLASS B COMMON STOCK ONLY)

    At the 2001 annual meeting, SBC, as the holder of Class B common stock, voting as a separate class, will have an opportunity to vote for the three nominees named in the table below. The proxy card may not be voted for more than three directors under Proposal 2B. Each of the nominees has indicated his willingness to serve if elected, but if any nominee becomes unable to serve the persons acting under the proxy may vote the proxy for substitute nominees selected by the holder of Class B common stock. The board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

    Set forth below are the names of the three nominees for director to be elected under Proposal 2B, their ages, the year in which each first became a director of Prodigy, their principal occupations and employment during the past five years and the names of other public companies of which they serve as a director.

                                   DIRECTOR
                              -------------------   PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
NAME                            AGE       SINCE                              AND OTHER DIRECTORSHIPS
----                          --------   --------   --------------------------------------------------------------------------
Charles E. Foster                64        2000     Mr. Foster has served as the chairman of the board of Prodigy since
                                                    December 2000 and was Prodigy's president and chief executive officer from
                                                    December 2000 to March 2001. Mr. Foster has served as group president of
                                                    SBC since September 2000 and from July 1995 to July 2000. From July 2000 to September 2000, Mr. Foster was group president, national operations of
                                                    SBC.

                                   DIRECTOR
                              -------------------   PRINCIPAL OCCUPATION, OTHER BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
NAME                            AGE       SINCE                              AND OTHER DIRECTORSHIPS
----                          --------   --------   --------------------------------------------------------------------------
Robert B. Pickering              42        2000     Mr. Pickering has served as senior vice president of corporate finance of
                                                    SBC since October 2000. From December 1997 to October 2000, Mr. Pickering
                                                    was employed by Pacific Bell Telephone Company, a subsidiary of SBC, serving as senior vice president, finance, from November 1999 to October
                                                    2000 and chief financial officer from December 1997 to November 1999. From
                                                    1993 to December 1997, Mr. Pickering was a partner of Ernst & Young LLP.

Randall L. Stephenson            40        2001     Mr. Stephenson has served as senior vice president of consumer marketing for SBC since November 2000. He was senior vice president of finance for
                                                    SBC from October 1999 to September 2000, and then senior vice president for performance assurance through October 2000. From 1996 to October 1999,
                                                    Mr. Stephenson served as controller of SBC.

    Messrs. Foster, Pickering and Stephenson serve as Prodigy directors at the request of SBC's management and were elected by SBC as the holder of the Class B common stock.

    Carlos Slim Helu, a Mexican citizen, and members of his immediate family, beneficially own a majority of the outstanding voting equity securities of Carso Global Telecom. Carso Global Telecom may be deemed to control Telmex through the regular-voting shares of Telmex that it owns directly and its interest in a trust which owns a majority of Telmex's outstanding regular-voting shares. Thus, Mr. Slim and members of his immediate family may be deemed to control Carso Global Telecom and Telmex and, together with SBC, to control Prodigy.
Mr. Salameh is married to Mr. Slim's niece. There are no other family relationships among Prodigy's directors, executive officers and principal shareholders and their families.

CURRENT EXECUTIVE OFFICERS

    The current executive officers of Prodigy and their ages and positions with Prodigy are as follows:

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Paul Roth.................................     42      President and Chief Executive Officer
Gregory G. Williams.......................     47      Executive Vice President and Chief
                                                       Operating Officer
Allen Craft...............................     45      Senior Vice President of Finance, Chief
                                                       Financial Officer and Treasurer
Daniel V. Iannotti........................     45      Senior Vice President, General Counsel and
                                                       Secretary
Richard S. Walker.........................     54      Senior Vice President of Human Resources
                                                       and Administrative Operations
Denise Clarke Fraser......................     42      Senior Vice President of Advertising and
                                                       Communications

    Mr. Roth joined Prodigy as president and chief executive officer in March 2001. From October 1999 to February 2001, Mr. Roth was vice president of SBC Telecom, Inc., a subsidiary of

SBC, where he was responsible for sales and customer care and aided in the expansion into 31 major U.S. markets outside SBC's traditional service areas. From February 1999 to September 1999, Mr. Roth served as vice president-consumer sales for Southwestern Bell Telephone Company. Prior to that, he worked
13 years for Southwestern Bell Wireless. He also worked for AT&T from February 1983 to October 1985 and Southwestern Bell Telephone Company from January 1981 to January 1983. Mr. Roth earned his bachelor's degree in business administration from Southeast Missouri State University in 1980.

    Mr. Williams has served as executive vice president and chief operating officer of Prodigy since June 2000. From June 1995 to June 2000, he was vice president of Wireless Systems of SBC's Technology Resources Inc.'s Wireless Communications Laboratories. Mr. Williams also serves on the boards of various wireless industry associations, including the Universal Wireless Communications Consortium, the Wireless Application Protocol Forum LTD, the Messaging Protocol Forum (SMPP Development Forum) and the GSM Global Roaming Forum. Mr. Williams earned a B.S. degree in mechanical engineering from the University of Missouri--Rolla, and he has a M.S. degree in business administration from Southern Illinois University.

    Mr. Craft joined Prodigy as senior vice president of finance, chief financial officer and treasurer in March 2000 and also served as a director from March 2000 to June 2000. He has been employed by SBC since 1993, serving as director of finance of SBC International from March 1998 until March 2000, director of corporate financial planning from August 1996 to February 1998, and manager of financial planning from June 1993 to August 1996. Previously, Mr. Craft was manager of financial planning at the Permea division of Air Products from April 1990 to May 1993, and a plant controller for Monsanto from December 1986 to March 1990. He holds a B.B.A. degree from the University of Central Florida, and an M.B.A. degree from the University of Texas at San Antonio.

    Mr. Iannotti joined Prodigy as senior vice president, general counsel and secretary in June 2000. From 1999 to June 2000, Mr. Iannotti was counsel for SBC Directory Operations Law Department. From 1993 to 1999, he served as secretary and counsel for Ameritech Advertising Services. Mr. Iannotti's previous positions include acting general counsel for DonTech, senior attorney for Ameritech Services, Inc. and senior attorney for Michigan Bell Telephone Company. Mr. Iannotti received his B.A. degree in 1976 from Michigan State University, his J.D. degree in 1979 from Wayne State University Law School and his M.B.A. degree in 1991 from Michigan State University.

    Mr. Walker joined Prodigy as senior vice president of human resources and administrative operations in June 2000. From 1994 to June 2000, Mr. Walker served as the vice president--operations for SBC Technology Resources, Inc., the research arm for SBC. Mr. Walker began his career in telecommunications with Southwestern Bell in 1975. He held numerous assignments in all aspects of the communications industry before transitioning to Human Resources with SBC.
Mr. Walker earned a B.S. degree in electrical engineering from Mississippi State University and has an M.B.A. degree from the University of Houston.

    Ms. Fraser joined Prodigy as senior vice president of advertising and communications in November 2000. From 1996 to November 2000, Ms. Fraser was senior vice president and partner, as well as general manager of the Austin office, of Fleishman Hillard International Communications. From 1993 to 1996, Ms. Fraser owned her own public relations firm. Prior to that time, she worked for 10 years in the federal government and for various public relations companies. She has a journalism degree from the University of Missouri-Columbia.

    Officers of Prodigy serve at the discretion of the board of directors, and hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

BOARD AND COMMITTEE MEETINGS

    The board of directors has an executive steering committee, audit committee and compensation committee. There is no standing nominating committee of the board of directors.

    During 2000, the board of directors held 12 meetings, including regular, special and telephonic meetings. During 2000, the executive steering committee held four meetings, the audit committee held four meetings and the compensation committee held four meetings. In 2000, each current director attended at least 75% of the meetings of the board of directors and of the committees on which he serves held while he was a member.

    EXECUTIVE STEERING COMMITTEE

    The executive steering committee consists of four members, two of whom are selected by the directors elected by SBC and two of whom are selected by the directors designated by Telmex and Carso Global Telecom. The executive steering committee, which is composed of Messrs. Foster, Chico Pardo, Pickering and Salameh, must unanimously approve the following matters before submission to the full board of directors:

    - any amendment to Prodigy's certificate of incorporation or by-laws, or any amendment to the limited partnership agreement of Prodigy Communications Limited Partnership, also referred to as the operating partnership, or similar governing documents of any of Prodigy's subsidiaries;

    - a merger, consolidation, dissolution, liquidation or similar event of Prodigy or any of its subsidiaries;

    - the issuance, authorization, cancellation, alteration, modification, reclassification or redemption of any equity security or any unit in the operating partnership, or any option, put, call or warrant with respect to the foregoing, including pursuant to any merger, consolidation or similar transaction, except under outstanding options and warrants or employee benefit plans or agreements;

    - the issuance, authorization, cancellation, alternation, modification, reclassification or redemption of any shares of Class B common stock, including pursuant to any merger, consolidation or similar transaction;

    - the transfer or other disposition of any material asset of Prodigy or its subsidiaries;

    - the acquisition of any interest in, or making of any loan to, another person or entity by Prodigy, the operating partnership or any of Prodigy's subsidiaries for or in an amount in excess of $20,000,000, or capital expenditures, except for short-term cash management, or the borrowing by Prodigy, the operating partnership or any of Prodigy's subsidiaries of an amount in excess of $20,000,000, except for borrowing under revolving credit facilities approved by the board of directors;

    - any business plan;

    - the appointment of Prodigy's chief executive officer and the chief executive officer of its subsidiaries;

    - the conduct by Prodigy and its subsidiaries of any business other than its current business; or

    - any action by, in respect of or otherwise involving any entity in which Prodigy, the operating partnership or any of Prodigy's subsidiaries has or acquires a controlling interest which would require board approval if the action were by, in respect of or otherwise involving Prodigy, the operating partnership or any other of Prodigy's subsidiaries.

    Please see "Transactions with Related Parties--Formation and Ownership of Operating Partnership" below for a description of the operating partnership referred to above.

    AUDIT COMMITTEE

    The audit committee, which is composed of Messrs. Brill (chairman), Adams, McClane, McKinney and Pickering:

    - annually evaluates and recommends to the board of directors the independent auditors;

    - reviews and discusses with the independent auditors the written disclosures required by the Independence Standards Board and the compatibility of any non-audit services with the auditor's independence;

    - reviews with the independent auditors their plans for and the scope of their annual audit, including the adequacy of staffing and fees;

    - reviews with management and the independent auditors the adequacy of Prodigy's internal accounting and financial controls;

    - reviews with management and the independent auditors Prodigy's interim financial statements prior to the filing of Prodigy's quarterly reports and discusses with the independent auditors any items required to be communicated by the independent auditors in accordance with existing professional standards;

    - reviews with management and the independent auditors Prodigy's annual financial statements and discusses with the independent auditors the results of their audit and any items required to be communicated by the independent auditors in accordance with existing professional standards;

    - annually reviews and assesses the adequacy of the audit committee charter and submits it to the board of directors for approval; and

    - prepares the report required to be included in Prodigy's annual proxy statement.

    COMPENSATION COMMITTEE

    The compensation committee, which is composed of Messrs. Adams (chairman), Pickering and Salameh, makes recommendations to the board of directors regarding the compensation of Prodigy's executive officers, key managers and directors and administers Prodigy's stock plans.

DIRECTOR COMPENSATION

    All directors are reimbursed for their expenses in attending board and committee meetings in accordance with Prodigy's expense reimbursement policies and receive free Prodigy member accounts. Directors who are not employees of Prodigy, SBC, Carso Global Telecom or Telmex receive an annual fee of $20,000. Directors who are also employees of Prodigy or SBC do not receive additional compensation for serving as directors. Each director who serves as a chairman of a committee of the board of directors receives an additional annual fee of $3,000.

    In January 1999, Prodigy's board of directors and stockholders adopted Prodigy's 1999 outside director stock option plan. The director plan permits the issuance of up to 250,000 shares of common stock on the exercise of options granted under the director plan. All options granted under the director plan are non-statutory stock options. Pursuant to the director plan, each non-employee director receives, on his or her initial election to the board of directors, an option to purchase 30,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. SBC, Carso Global Telecom and Telmex have informed Prodigy that Prodigy directors who are employed SBC, Carso Global Telecom or Telmex should not receive options under the director plan. All options granted under the director plan vest in four equal annual installments, based on continued service as a director, and expire three months after termination of service as a director. In the event Prodigy is acquired, 50% of all then unvested options will accelerate and become exercisable. As of March 15, 2001, options to purchase an aggregate of 150,000 shares of Class A common stock were outstanding and no shares of Class A common stock had been issued upon the exercise of options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the compensation committee of the board of directors are Messrs. Adams, Pickering and Salameh. Prodigy's chief executive officer makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. None of Prodigy's executive officers has served as a director or member of the compensation committee or other committee serving an equivalent function of any other entity, whose executive officers served as a director of or member of the compensation committee of the board of directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Prodigy's directors and executive officers, and persons who beneficially own more than 10% of Prodigy's common stock, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission.

    Based solely on its review of the copies of such forms received or written representations from reporting persons, Prodigy believes that during 2000 its directors, executive officers and 10% stockholders complied with all applicable
Section 16(a) filing requirements except as set forth below.

    Each of Denise Clarke Fraser, Daniel V. Iannotti, Milton Jones, Robert B. Pickering, David C. Trachtenberg and Richard S. Walker filed one late report. Jaime Chico Pardo filed a late report for one transaction. David R. Henkel filed one late report for sixteen transactions. Samer F. Salameh filed three late reports, each for one transaction, and one late report for three transactions. Gregory G. Williams filed two late reports, one of which reported one transaction. James R. Adams failed to file one report.

EXECUTIVE COMPENSATION

    The following table lists the total compensation earned in the years ended December 31, 1998, 1999 and 2000 for the three persons who served as Prodigy's chief executive officer during 2000, Prodigy's most highly compensated executive officers in 2000 who were serving as executive officers on December 31, 2000 and who earned in excess of $100,000, and two former executive officers who were not serving as executive officers on December 31, 2000. These current and former executive officers are sometimes referred to as the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                                             ------------------------------      -------------------------
                                                                                 SECURITIES
            NAME AND PRINCIPAL                                                   UNDERLYING    ALL OTHER
           POSITIONS DURING 2000               YEAR      SALARY    BONUS(2)      OPTIONS(3)   COMPENSATION
-------------------------------------------  --------   --------   --------      ----------   ------------
Charles E. Foster(4).......................    2000           --         --            --             --
  Chairman of the Board,                       1999           --         --            --             --
  President and Chief Executive Officer        1998           --         --            --             --

Charles J. Roesslein(5)....................    2000     $184,667   $ 90,514        90,000             --
  President and Chief Executive Officer        1999           --         --            --             --
                                               1998           --         --            --             --

Samer F. Salameh(6)........................    2000     $132,813   $786,482(7)         --       $  5,100(8)
  Chairman of the Board and Chief Executive    1999     $231,667   $127,250            --       $  4,800(8)
  Officer                                      1998     $200,000   $ 53,084            --       $  6,000(8)

Gregory G. Williams(9).....................    2000     $ 92,083   $ 34,589        30,000             --
  Executive Vice President and Chief           1999           --         --            --             --
  Operating Officer                            1998           --         --            --             --

Allen Craft(10)............................    2000     $ 98,958   $ 46,320        20,000             --
  Senior Vice President of Finance, Chief      1999           --         --            --             --
  Financial Officer and Treasurer              1998           --         --            --             --

Daniel V. Iannotti(11).....................    2000     $ 84,167   $ 34,850        25,000       $    675(8)
  Senior Vice President, General Counsel       1999           --         --            --             --
  and Secretary                                1998           --         --            --             --

Richard S. Walker(12)......................    2000     $ 78,125   $ 23,479        25,000       $    656(8)
  Senior Vice President of Human Resources     1999           --         --            --             --
  and Administrative Operations                1998           --         --            --             --

David C. Trachtenberg(13)..................    2000     $137,387   $782,503(14)        --       $  5,100(8)
  President and Chief Operating Officer        1999     $224,000         --            --       $  4,200(8)
                                               1998     $ 11,056         --       125,000             --

Andrea S. Hirsch(15).......................    2000     $217,277   $490,030(16)        --       $  5,100(8)
  Executive Vice President, Business           1999     $201,083         --            --       $  4,800(8)
  Development and General Counsel              1998     $ 56,878   $180,000        93,750             --

------------------------

(1) Includes amounts paid by SBC to certain executive officers of Prodigy for services rendered to Prodigy. See "Transactions with Related Parties--SBC's Employment of Prodigy Officers."

(2) Unless otherwise indicated, represents bonus paid in such fiscal year for services rendered in prior year. Perquisites for the named executive officers did not exceed the lesser of $50,000 or 10% of the total salary and bonus for the respective fiscal year and accordingly have been omitted in accordance with SEC rules.

(3) Represents the number of shares covered by options to purchase shares of Class A common stock. Prodigy has never granted any stock appreciation rights.

(4) Mr. Foster joined Prodigy as chairman of the board, president and chief executive officer in December 2000 and resigned as president and chief executive officer in March 2001. Mr. Foster did not receive any compensation from Prodigy and did not receive any additional compensation from SBC as a result of his responsibilities at Prodigy.

(5) Mr. Roesslein joined Prodigy as president and chief executive officer in June 2000 and became chairman of the board in September 2000. He resigned as president, chief executive officer and chairman of the board in December 2000.

(6) Mr. Salameh resigned as chief executive officer in June 2000 and chairman of the board in September 2000.

(7) Includes a retention bonus in the amount of $559,375.

(8) Represents matching contributions under Prodigy's 401(k) plan.

(9) Mr. Williams joined Prodigy in June 2000.

(10) Mr. Craft joined Prodigy in March 2000.

(11) Mr. Iannotti joined Prodigy in June 2000.

(12) Mr. Walker joined Prodigy in June 2000.

(13) Mr. Trachtenberg resigned as president and chief operating officer in June 2000.

(14) Includes a retention bonus in the amount of $534,450.

(15) Ms. Hirsch resigned as general counsel and secretary in June 2000 and as executive president, business development in December 2000.

(16) Includes a retention bonus in the amount of $328,050.

    OPTION GRANTS DURING 2000

    The following table sets forth certain information concerning grants of stock options made during 2000 to each of the named executive officers. No stock appreciation rights were granted during 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE VALUE AT
                               NUMBER OF                                                   ASSUMED ANNUAL RATES OF
                               SECURITIES   PERCENT OF TOTAL                            STOCK PRICE APPRECIATION FOR
                               UNDERLYING   OPTIONS GRANTED    EXERCISE                       OPTIONS TERM (3)
                                OPTIONS     TO EMPLOYEES IN     OR BASE    EXPIRATION   -----------------------------
NAME                           GRANTED(1)     FISCAL YEAR      PRICE (2)      DATE           5%              10%
----                           ----------   ----------------   ---------   ----------   -------------   -------------
Charles E. Foster............        --              --             --            --             --               --

Charles J. Roesslein (4).....    90,000           .0251%        $ 8.00        8/1/10       $452,808       $1,147,464

Samer F. Salameh.............        --              --             --            --             --               --

Gregory G. Williams..........    30,000           .0083%        $ 8.00        8/1/10       $150,936       $  382,488

Allen Craft..................    20,000           .0055%        $ 8.00        8/1/10       $100,624       $  254,992

Daniel V. Iannotti...........    10,000           .0028%        $ 8.00        8/1/10       $ 50,312       $  127,496
                                 15,000           .0041%        $3.875      11/16/10       $ 36,555       $   92,634

Richard S. Walker............    10,000           .0028%        $ 8.00        8/1/10       $ 50,312       $  127,496
                                 15,000           .0041%        $3.875      11/16/10       $ 36,555       $   92,634

David C. Trachtenberg........        --              --             --            --             --               --

Andrea S. Hirsch.............        --              --             --            --             --               --

------------------------

(1) Options generally vest over a three year period with one-third vesting on each anniversary date of the grant date.

(2) Options were granted at the fair market value determined as of the date of the grant, based upon the last reported sale price of our Class A common stock on the Nasdaq National Market.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of the Class A common stock on the date of the option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect Prodigy's estimate of future stock price growth. Actual gains if any, on stock option exercise and the Class A common stock holdings are dependent on the timing of the exercise and the future performance of Prodigy's Class A common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4) Upon Mr. Roesslein's resignation as president, chief executive officer and chairman of the board of directors in December 2000, his option to purchase Class A common stock was terminated.

    2000 YEAR-END OPTION VALUES

    The following table sets forth information about option exercises during 2000 by the named executive officers and the number and value of unexercised options held by each of the named executive officers on December 31, 2000.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                 NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   SHARES                     OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(2)
                                 ACQUIRED ON      VALUE      ----------------------------   ---------------------------
NAME                              EXERCISE     REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   -----------   ------------   -------------   -----------   -------------
Charles E. Foster..............         --            --             --              --           --             --
Charles J. Roesslein...........         --            --             --              --           --             --
Samer F. Salameh...............     12,500       $89,404             --              --           --             --
Gregory G. Williams............         --            --             --          30,000           --             --
Allen Craft....................         --            --             --          20,000           --             --
Daniel V. Iannotti.............         --            --             --          25,000           --             --
Richard S. Walker..............         --            --             --          25,000           --             --
David C. Trachtenberg..........         --            --        125,000              --           --             --
Andrea S. Hirsch...............         --            --         88,750              --           --             --

------------------------

(1) Represents the difference between the exercise price and the fair market value of Prodigy common stock on the date of exercise.

(2) Represents the difference between the fair market value of Prodigy's common stock at December 29, 2000 ($1.50) and the option exercise price.

    ACCELERATION OF STOCK OPTIONS

    Upon completion of the SBC transaction on May 31, 2000, options held by executive officers and directors to purchase an aggregate of 154,791 shares of Class A common stock accelerated and became fully vested, including options for 21,875 shares held by Mr. Salameh, 41,666 shares held by Mr. Trachtenberg, 31,250 shares held by Ms. Hirsch and 15,000 shares held by Mr. Adams.

    In the event Prodigy is acquired, 50% of all unvested options under the director option plan will accelerate and become exercisable. Under the 1996 option plan, in the event Prodigy is acquired, the board may in its discretion provide that the outstanding options be assumed by the acquiring corporation or that all unexercised options terminate immediately prior to the acquisition unless exercised within a specified period prior to the acquisition. In the event Prodigy is acquired and the acquiring corporation does not assume the outstanding options, the 1999 option plan requires the board to provide that all options shall become fully exercisable as of a specified time prior to the acquisition and shall terminate immediately prior to the consummation of the acquisition. Each of the 1999 and 1996 option plans provides, however, that in the event Prodigy is acquired under the terms of which holders of common stock will receive a cash payment, then the board may instead provide that all outstanding options shall terminate upon consummation of the acquisition and that each participant shall receive a cash payment equal to the amount by which the acquisition price per share multiplied by the number of shares subject to outstanding options exceeds the aggregate market price of the options.

    All unvested options held by Messrs. Iannotti and Walker are eligible for acceleration upon a change of control under their employment agreements described below.

EMPLOYMENT AGREEMENTS

    CURRENT EXECUTIVE OFFICERS

    Mr. Iannotti is employed as Prodigy's senior vice president, general counsel and secretary pursuant to an employment agreement that will terminate on November 15, 2003. Pursuant to his employment agreement, he currently receives an annual base salary of $180,000 and is eligible to receive an annual performance bonus of up to 40% of his base salary, contingent on the successful completion of mutually established personal and corporate goals. Mr. Iannotti is eligible to participate in all of Prodigy's fringe benefit programs. Upon a change of control, as defined in the employment agreement, his unvested options will immediately vest. In the event Prodigy terminates Mr. Iannotti's employment other than for cause, Mr. Iannotti would be entitled to receive his base salary and health benefits for a period of six months following the last date of his actual employment and a pro rata share of his performance bonus.

    Mr. Walker is employed as Prodigy's senior vice president of human resources and administrative operations pursuant to an employment agreement that will terminate on November 15, 2003. Pursuant to his employment agreement, he currently receives an annual base salary of $175,000 and is eligible to receive an annual performance bonus of up to 40% of his base salary, contingent on the successful completion of mutually established personal and corporate goals.
Mr. Walker is eligible to participate in all of Prodigy's fringe benefit programs. Upon a change of control, as defined in his employment agreement, his unvested options will immediately vest. In the event Prodigy terminates
Mr. Walker's employment other than for cause, Mr. Walker would be entitled to receive his base salary and health benefits for a period of six months following the last date of his actual employment and a pro rata share of his performance bonus.

    FORMER EXECUTIVE OFFICERS

    Prior to their resignations during 2000, Mr. Salameh, Mr. Trachtenberg and Ms. Hirsch were employed under employment agreements providing for annual base salaries of $268,500, $237,440 and $218,700, respectively, and an annual performance bonus of up to 50% of base salary. Prodigy provided Messrs. Salameh and Trachtenberg with monthly housing and car allowances, provided Mr. Salameh with monthly round-trip airfare between New York and Mexico City, and agreed to pay up to $40,000 of Mr. Salameh's expenses to relocate out of the New York City area upon termination. Mr. Salameh, Mr. Trachtenberg and Ms. Hirsch received retention bonuses of $559,375, $534,450 and $328,050, respectively, and full acceleration of unvested options upon continuous employment by Prodigy through July 30, 2000.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW

    The compensation committee makes recommendations to the board of directors regarding the compensation of Prodigy's executive officers and directors and administers Prodigy's stock plans. Prodigy's executive compensation program is intended to promote the achievement of its business goals and, thereby, to maximize corporate performance and stockholder returns. Compensation consists of a mixture of base salary, performance bonuses and stock-based incentives. The compensation committee utilizes base salaries and bonuses to tie an individual's compensation to individual and corporate performance and utilizes stock incentives to help align the long-term interests of executives and stockholders.

    In determining levels of compensation, the compensation committee considers a number of factors, such as:

    - competitive positioning, including compensation of executives and managers at comparable companies;

    - present compensation levels;

    - individual performance, including expected future contributions to Prodigy; and

    - Prodigy's need to attract, retain and reward key management personnel.

    The compensation committee, in determining the chief executive officer's compensation, reviews compensation for chief executives of publicly-held companies of similar size, particularly those in the Internet service provider and similar businesses, the chief executive officer's individual performance against quantitative and qualitative goals, and the performance of Prodigy.

    Several of Prodigy's former and current executive officers have been employed by SBC while serving as executive officers of Prodigy. The base salaries of these executive officers are established and paid by SBC and generally approved by Prodigy's compensation committee.

    BASE SALARY

    The base salary of each executive officer employed by Prodigy is reviewed annually. In setting base salaries, the compensation committee considers the factors described above. For 2000, Mr. Salameh's annual base salary was $268,500 under his employment agreement. For 2000, Mr. Roesslein's annual base salary of $277,000 was established and paid by SBC and then approved by Prodigy's compensation committee. For 2000, Mr. Foster's annual base salary was established and paid by SBC but was not approved by Prodigy's compensation committee because no portion of it was attributable to services rendered to Prodigy.

    PERFORMANCE BONUSES

    The payment of bonuses to executive officers is directly related to their achievement of corporate and individual performance goals and Prodigy's performance. The amount of the bonus paid, if any, varies among executive officers depending on their success in achieving individual performance goals, their contribution to the achievement of corporate performance goals and Prodigy's performance.

    At the beginning of each year, the chief executive officer proposes base salary and bonus parameters for the year to the compensation committee for consideration and approval. This proposal incorporates corporate-wide goals as well as goals jointly established by the chief executive officer and each of the bonus plan participants for their individual areas of responsibility. For 2001, the compensation committee and the board of directors approved a bonus dependent upon the amount of EBITDA (earnings before interest, taxes, depreciation and amortization) achieved by Prodigy during 2001. For those executive officers employed by Prodigy, the target bonus is 40% of the base salary of each executive officer but the actual bonus may range from 0% to 200% depending on Prodigy's 2001

EBITDA performance. Paul Roth, Gregory G. Williams and Allen Craft are employed by SBC and their 2001 target bonuses percentages as a percentage of their base salaries are 75.3%, 43.2% and 40%, respectively, but their actual bonuses may range from 0% to 100% depending on Prodigy's 2001 EBITDA performance. See "Transactions with Related Parties--SBC's Employment of Prodigy Officers."

    Throughout the year, the chief executive officer meets with executive officers to review their progress in achieving these goals. After the end of the year, the chief executive officer performs a final performance review with the compensation committee and presents proposed bonus award levels for consideration and approval. The compensation committee approved the chief executive officer's proposals for bonuses for 2000. In recognition of the achievement of corporate and his individual goals, the compensation committee awarded Mr. Salameh a performance bonus of $150,000 in February 2000 in addition to a retention bonus of $559,375 under his employment agreement.
Messrs. Roesslein and Foster did not receive bonuses from Prodigy for services rendered in 2000.

    EQUITY-BASED COMPENSATION

    Grants of options under Prodigy's stock option plans are intended to relate executive compensation to corporate performance and to help align long-term interests of its executive officers and stockholders. The compensation committee considers options to be an important method of providing an incentive for executive officers to remain with and to continue to make significant contributions to Prodigy. Therefore, in granting options the compensation committee considers the number and value of options held by each executive officer which will vest in future periods, in addition to the other factors described above under the caption "Option Grants In Last Fiscal Year." The compensation committee also seeks to maintain equitable relationships among executive officers who have similar levels of responsibility.

    During 2000, options were granted to Mr. Roesslein and the other named executive officers as shown in the above table. The exercise price of all options granted to executive officers during 2000 was equal to the fair market value of the common stock on the date of grant.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid by a public company to its chief executive officer and its four other most highly compensated executive officers. Qualifying "performance-based" compensation is not subject to the deduction limit if specified requirements are met. The compensation committee generally intends to structure stock options granted to its executive officers in a manner to qualify as performance-based compensation under section 162(m) of the Internal Revenue Code.

                                          COMPENSATION COMMITTEE

                                          James R. Adams (Chairman)

                                          Robert B. Pickering

                                          Samer F. Salameh

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REPORT OF THE AUDIT COMMITTEE

    The audit committee of the board of directors operates under a written charter initially adopted by the board in July 2000 and revised in March 2001. A copy of the current charter is attached to this proxy statement as Appendix A.

    It is the responsibility of Prodigy's management to prepare financial statements in accordance with generally accepted accounting principles and of Prodigy's independent auditors to audit those financial statements. The audit committee's responsibility is one of review and oversight.

    The audit committee has reviewed and discussed Prodigy's annual financial statements for the fiscal year ended December 31, 2000 with its management and the independent auditors. The audit committee has discussed with the independent auditors the results of their audit and the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

    The audit committee has reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the independent auditors' independence. The audit committee has also considered whether the non-audit services provided by the independent auditors are compatible with maintaining the auditors' independence.

    The audit committee also met with Prodigy's management and the independent auditors to discuss the adequacy of Prodigy's accounting and financial controls.

    Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in Prodigy's Annual Report on Form 10-K for the year ended
December 31, 2000 filed with the Securities and Exchange Commission.

    In March 2001, the audit committee approved the change in Prodigy's independent auditors from PricewaterhouseCoopers LLP to Ernst & Young LLP.

                                          AUDIT COMMITTEE

                                          Louis R. Brill (Chairman)

                                          James R. Adams

                                          Robert S. McClane

                                          Joe C. McKinney

                                          Robert B. Pickering

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INDEPENDENT AUDITORS FEES AND OTHER MATTERS

    AUDIT FEES

    PricewaterhouseCoopers LLP expects to bill Prodigy an aggregate of $704,000 in fees for professional services rendered in connection with the audit of Prodigy's financial statements for the year ended December 31, 2000 and the reviews of the financial statements included in each of Prodigy's Quarterly Reports on Form 10-Q during the year ended December 31, 2000.

    FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    PricewaterhouseCoopers LLP did not bill Prodigy for any professional services rendered to Prodigy and its affiliates for the year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of our information system or the management of our local area network.

    ALL OTHER FEES

    PricewaterhouseCoopers LLP billed Prodigy an aggregate of approximately $657,000 in fees for other services rendered to Prodigy and its affiliates for the year ended December 31, 2000. These fees related primarily to services in connection with the SBC transaction, Prodigy's acquisition of FlashNet, tax return compliance and Prodigy's benefit plans.

CHANGE IN INDEPENDENT PUBLIC ACCOUNTANTS

    On March 9, 2001, Prodigy notified PricewaterhouseCoopers LLP that its engagement as Prodigy's independent public accountants would be terminated following the issuance of its report on Prodigy's financial statements for the year ended December 31, 2000 and engaged Ernst & Young LLP to act as Prodigy's independent accountant to audit its financial statements for the year ending December 31, 2001. This change in independent public accountants was approved by the audit committee of the board of directors.

    The reports of PricewaterhouseCoopers LLP on the financial statements of Prodigy for the years ended December 31, 1998, 1999 and 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

    During the years ended December 31, 1998, 1999 and 2000 and for any subsequent or interim period prior to and through March 29, 2001, there were no disagreements between Prodigy and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference thereto in their reports on the financial statements for such years.

    During the years ended December 31, 1998, 1999 and 2000 and for any subsequent or interim period prior to and through March 29, 2001, Prodigy has not consulted with Ernst & Young LLP regarding any of the matters specified in
Item 304(a)(2) of Regulation S-K.

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TRANSACTIONS WITH RELATED PARTIES

    BUSINESS RELATIONSHIPS AND AFFILIATIONS AMONG PRODIGY, SBC, TELMEX AND CARSO
     GLOBAL TELECOM

    The following business relationships and affiliations exist among Prodigy, SBC, Telmex and Carso Global Telecom:

    - Carlos Slim Helu controls Prodigy, Carso Global Telecom and Telmex and is a director of SBC;

    - Carso Global Telecom controls Telmex, and SBC owns an equity interest of approximately 8.9% in Telmex; and

    - Carso Global Telecom and SBC have formed other joint ventures in the past and may do so in the future.

    ESTABLISHMENT OF STRATEGIC RELATIONSHIP WITH SBC

    In May 2000, Prodigy and SBC established a strategic relationship in which:

    - SBC acquired an initial indirect interest in Prodigy of approximately 43%;

    - Prodigy became the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

    - SBC committed to obtain 1,200,000 additional Internet subscribers for Prodigy over a three-year period;

    - Prodigy agreed to pay SBC a fee for each subscriber obtained for it by SBC; and

    - SBC became Prodigy's exclusive provider of various telecommunications services.

    As a result of the SBC transaction:

    - Prodigy became a holding company;

    - Prodigy's sole assets consist of its interest in the operating partnership described below and rights under stock-related agreements and plans; and

    - Prodigy became an affiliate of SBC and became subject to the restrictions imposed on affiliates of Bell operating companies under the federal Communications Act.

    ISSUANCE OF CLASS B COMMON STOCK TO SBC

    Upon the establishment of its strategic relationship with SBC, Prodigy issued to SBC one share of Class B common stock in consideration of $100.
Class B common stock is convertible at any time, on a one-for-one basis, into the same number of shares of Class A common stock. When transferred to any person or entity not affiliated with SBC, Class B common stock automatically converts into Class A common stock. SBC was also granted customary demand and piggyback registration rights with respect to the Class A common stock issuable upon conversion of the Class B common stock or units in the operating partnership held by SBC or its transferees.

    RIGHTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    Prodigy's common stock owned by its stockholders immediately prior to the SBC transaction was automatically converted into Class A common stock. Holders of Class A common stock generally have rights identical to SBC, the holder of Class B common stock, except that:

    - each holder of Class A common stock is entitled to one vote per share;

    - SBC, as the holder of the Class B common stock, is entitled to one vote for each share of Class B common stock held by it and one vote for each unit in the operating partnership not held by Prodigy; and

    - SBC, as the owner of Prodigy Class B common stock, has the right to elect three directors of Prodigy.

    FORMATION AND OWNERSHIP OF OPERATING PARTNERSHIP

    In connection with the establishment of the strategic relationship between Prodigy and SBC:

    - Prodigy contributed substantially all of its assets and liabilities and transferred its employees to a new limited partnership, called the operating partnership, that was formed to own and operate Prodigy's business;

    - SBC contributed to the operating partnership routers, servers and associated hardware selected by Prodigy and used in connection with SBC's consumer and small business Internet operations;

    - SBC also contributed to the operating partnership intangible assets consisting primarily of royalty-free licenses to use SBC's trademarks in connection with the marketing and operation of the Prodigy Internet service;

    - Prodigy received an initial interest in the operating partnership of approximately 57%; and

    - SBC received an initial interest in the operating partnership of approximately 43%.

    SBC has the right to exchange its units in the operating partnership for shares of Class A common stock. SBC is permitted to transfer its units to any person as long as the transferee agrees to comply with the operating partnership's limited partnership agreement. In order to give SBC the flexibility to combine its voting interest in Prodigy and its economic interest in the operating partnership, SBC has the right to approve a merger of the operating partnership into Prodigy by a vote of at least 75% of Class B common stock without a vote of the holders of Class A common stock.

    Upon the issuance of units in the operating partnership and Class B common stock to SBC, the number of units owned by Prodigy equaled the number of shares of then outstanding Class A common stock. The partnership agreement requires that each time Prodigy issues shares of Class A common stock the operating partnership must issue an equal number of units to Prodigy in exchange for the net proceeds received by Prodigy from the issuance of Class A common stock. As a result, Prodigy can increase its percentage ownership of the operating partnership by issuing additional Class A common stock, although unanimous approval of Prodigy's executive steering committee, including the members appointed by SBC, is required for Prodigy to issue additional Class A common stock. The number of units owned by Prodigy is intended to equal the number of shares of outstanding Class A common stock at all times. As of March 1, 2001, Prodigy owned 70,245,820 units in the operating partnership (57.5%) and SBC owned 51,843,631 units in the operating partnership (42.5%).

    CORPORATE GOVERNANCE

    As part of its strategic relationship with SBC, Prodigy amended its certificate of incorporation and by-laws to implement the following corporate governance arrangements:

    - SBC has the right to appoint three Prodigy directors;

    - Prodigy's other directors are elected by all stockholders, voting together as one class;

    - Prodigy's board established an executive steering committee, which must approve all major corporate actions prior to being submitted to the board for consideration; and

    - SBC has the right to appoint two members of the executive steering committee and Carso Global Telecom and Telmex have the right to appoint the other two members of the executive steering committee.

    Pursuant to a voting agreement, SBC has agreed to vote in favor of the election of three nominees to the Prodigy board of directors designated by Carso Global Telecom and Telmex.

    EXECUTIVE STEERING COMMITTEE

    The executive steering committee consists of four members, two of whom are selected by the Class B directors elected by SBC and two of whom are selected by the directors designated by Telmex and Carso Global Telecom. The purpose of the executive steering committee is to evaluate all major corporate actions of Prodigy, the operating partnership and any other subsidiary of Prodigy, such as mergers, acquisitions, appointment of the chief executive officer and capital expenditures or borrowings in excess of $20,000,000. Major corporate actions require the unanimous approval of the executive steering committee prior to being submitted of the board of directors of Prodigy for its approval.

    STRATEGIC AND MARKETING AGREEMENT WITH SBC

    In order to implement their strategic relationship, Prodigy and SBC entered into a strategic and marketing agreement, pursuant to which:

    - Prodigy would be the exclusive retail Internet service marketed by SBC to consumers and small businesses in the United States;

    - SBC would purchase the Prodigy Internet service from Prodigy on wholesale terms and provide it to SBC's existing Internet subscribers;

    - SBC would commit to obtain for Prodigy 1,200,000 additional Internet subscribers over the three-year period beginning on May 31, 2000, all of which would be Prodigy subscribers;

    - Prodigy would pay SBC a fee of between $40 and $75 for each subscriber obtained by SBC; for the subscribers obtained after October 1, 2000 the fees were to be paid over a three-year period with the first installment due on October 15, 2001, and Prodigy was permitted to defer paying until February 5, 2001 the fees owed SBC prior to October 1, 2000, all of which deferred payments would be subject to interest at the rate of 12% per annum;

    - SBC would pay Prodigy a penalty, under a specified formula, if SBC did not obtain 1,200,000 additional Internet subscribers for Prodigy over the three-year period beginning on May 31, 2000 with the size of the penalty based on the number of subscribers actually obtained by SBC;

    - Prodigy would grant SBC the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's service offerings were competitive with service offerings from other providers;

    - SBC would be Prodigy's exclusive network provider so long as SBC would offer its network services to Prodigy at the most favorable rates that it offered to other similar purchasers and so long as SBC's terms were competitive with those offered by other providers;

    - Prodigy would grant SBC the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms were competitive with those offered by other providers; and

    - SBC would be the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers.

    SBC's exclusive rights described in the four preceding bullet points were subject to Prodigy's existing agreements with other providers.

    The strategic and marketing agreement had an initial term of three years beginning on November 19, 1999 and would have automatically renewed for additional three-year terms unless either Prodigy or SBC terminated it. The strategic and marketing agreement could have been terminated earlier by SBC if Prodigy failed to provide a competitive portal service for three consecutive quarters or by either party if the other party had breached the agreement.

    In January 2001, Prodigy and SBC amended and restated the strategic marketing agreement as follows:

    - SBC and its affiliates agreed to act as sales representatives to market the Prodigy Internet service to residential dial-up subscribers in the United States and agreed not to market the service of any other Internet service provider to residential dial-up subscribers until December 31, 2009, subject to the exceptions described below, although SBC and its affiliates may market their own Internet products and services to residential dial-up subscribers;

    - SBC and its affiliates agreed to purchase the Prodigy Internet service for resale to DSL and business dial-up subscribers and agreed not to market the service of any other Internet service provider to DSL and business dial-up subscribers until December 31, 2009, subject to the exceptions described below;

    - for residential dial-up subscribers, the Prodigy Internet service will be primarily branded by Prodigy, and Prodigy will provide customer service and bill such subscribers; and

    - for business dial-up and DSL subscribers, the Prodigy Internet service will be co-branded by Prodigy and SBC, and SBC and its affiliates will provide customer service and bill such subscribers.

    SBC's obligations are subject to the exceptions that SBC and its affiliates may:

    - take action to preserve and retain legacy subscribers;

    - co-brand with a competitive retail Internet service provider products or services offered by SBC or its affiliates;

    - enter into agreements with competitive retail Internet service providers to provide DSL services in conjunction with the products or services offered by SBC or its affiliates;

    - list competitive retail Internet service providers on their web sites or in their products as long as they are not more prominent or otherwise treated more favorably than the Prodigy Internet service;

    - provide any individual products and services constituting retail Internet service provider services to a competitor whose products and services are branded under the competitor's marks in bundles so long as such bundles do not constitute a retail Internet service provider service;

    - sell and supply advertising and e-commerce through any medium; and

    - market any device not manufactured by or exclusively for SBC or its affiliates which includes a competitive retail Internet service so long as such marketing efforts are not predominately concentrated on the use of the retail Internet service or product.

    Prodigy agreed to pay SBC a fee of $35 for each of the first 50,000 residential dial-up subscribers procured by SBC in any calendar year; a fee of $40 for each of the next 50,000 subscribers procured in any calendar year; and a fee of $50 for each subscriber in excess of 100,000 procured in any calendar year. All fees are to be paid over a three-year period with the next installment due on October 15, 2001 and subject to interest at the rate of 12% per annum.

    SBC, and in certain instances its affiliates, agreed to:

    - procure for Prodigy a minimum of 3,750,000 DSL subscribers and 375,000 dial-up subscribers over the nine-year period beginning on January 1, 2001 and to pay Prodigy a penalty for a shortfall in either class of subscribers in any one year period--the penalty for each subscriber below the committed level is equal to six times the wholesale price for such service, although an excess of subscribers in one class in a given year may be used to offset the penalty caused by a shortfall of subscribers in another year;

    - pay Prodigy for the resold Prodigy Internet service a wholesale monthly price of $5.00 for each DSL subscriber until December 31, 2003 and $4.00 for each DSL subscriber thereafter until December 31, 2009, except that if the number of DSL subscribers procured by SBC during the three-year period ending on December 31, 2003 is less than 3,500,000, then the wholesale monthly price for each DSL subscriber shall remain at $5.00, unless SBC and its affiliates shall have procured in excess of 3,000,000 DSL subscribers in which case the wholesale monthly price shall be $4.50;

    - pay Prodigy for the resold Prodigy Internet service a wholesale monthly price of $9.00 for each dial-up business subscriber for the first 100,000 dial-up business subscribers and the applicable DSL wholesale price for all dial-up business subscribers in excess of 100,000;

    - pay Prodigy a fee of $75 for each DSL subscriber Prodigy procures for SBC and its affiliates and $10 for each long distance customer Prodigy procures for SBC and its affiliates;

    - include Prodigy's name and logo in any advertising where the SBC product or service includes the Prodigy Internet service;

    - forgive approximately $23,000,000 in fees for DSL and business dial-up subscribers incurred by Prodigy during the period from May 31, 2000 to December 31, 2000;

    - forgive $5,000,000 of charges owed by FlashNet Communications, Inc., which was acquired by Prodigy on May 31, 2000;

    - transfer all of the subscribers of Oklahoma Internet Online to Prodigy without charge;

    - appoint Prodigy as a sales agent for Sterling Commerce's web site on mutually agreeable terms; and

    - appoint Prodigy as the preferred provider of email services to SBC and its affiliates.

    Prodigy agreed to:

    - appoint SBC and its affiliates as Prodigy's preferred provider of DSL network services wherever such services are offered by SBC and its affiliates;

    - appoint SBC as Prodigy's exclusive network provider so long as SBC offers its network services to Prodigy at the most favorable rates that it offers such services to other similar purchasers and so long as SBC's terms are competitive with those offered by other providers;

    - grant SBC the exclusive right to market its long-distance phone service, local phone service, wireless phone services, paging services and related calling services to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers;

    - grant SBC the exclusive right to provide telecommunications, advertising, telecommunications e-commerce and Internet telephony applications in conjunction with the Prodigy Internet service to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers; and

    - appoint SBC as the exclusive provider of electronic yellow and white pages and city guides to Prodigy's subscribers, so long as SBC's terms are competitive with those offered by other providers.

    SBC's exclusive rights described in the four preceding bullet points are subject to Prodigy's pre-existing agreements with other providers. When these pre-existing agreements terminate, SBC's exclusive rights described above will apply.

    These arrangements may be terminated before December 31, 2009 by SBC if the Prodigy Internet service fails to meet specified standards relating to nonsubscriber revenue or performance or if any designated competitor acquires 15% or more of Prodigy, or by either party if the other party breaches the agreement. For one year after December 31, 2009 or one year after termination if the agreement is terminated by Prodigy on account of SBC's breach or by SBC for one of the reasons described in the preceding sentence, SBC and its affiliates will not market on a stand-alone basis any other retail Internet service provider in the United States.

    SBC CREDIT AGREEMENT

    In December 2000, Prodigy entered into a credit agreement with SBC pursuant to which SBC has agreed to make revolving loans to Prodigy, from time to time, in the maximum aggregate principal amount of $110,000,000. The credit agreement will terminate on December 31, 2003 or earlier at SBC's election if Prodigy is in breach of the credit agreement or undergoes a change in control. The loans are unsecured, bear interest at a rate per annum equal to the one month LIBOR plus 400 basis points, and may be prepaid without penalty at anytime. The principal and accrued interest on all outstanding loans are due upon termination of the credit agreement. As of March 15, 2001, $15,000,000 was outstanding under this credit agreement.

    Until the credit agreement has been terminated and the principal and interest on each loan has been paid in full, Prodigy may not:

    - create, incur, assume or permit to exist any lien on any property owned by it, other than certain permitted liens;

    - merge with or into any other person, unless no event of default shall have occurred or be continuing as a result thereof and Prodigy is the surviving corporation, or dispose of all or substantially all of its assets;

    - engage in transactions with its affiliates on terms and conditions less favorable than could be obtained on an arm's-length basis; or

    - except under limited circumstances, enter into any agreement or arrangement that imposes any condition on or restricts Prodigy's ability to create, incur or permit to exist any lien on its property or assets, or imposes any condition on or restricts any subsidiary's ability to pay dividends or make other distributions with respect to its capital stock or guarantee indebtedness.

    SBC'S EMPLOYMENT OF PRODIGY OFFICERS

    SBC employs or has employed various executive officers of Prodigy:

    - Paul Roth, Allen Craft and Gregory G. Williams, current executive officers of Prodigy, are employed by SBC;

    - Daniel V. Iannotti and Richard S. Walker, current executive officers of Prodigy, were employed by SBC from June 2000 to November 2000;

    - Charles E. Foster was employed by SBC while serving as Prodigy's chief executive officer from December 2000 to March 2001; and

    - Charles J. Roesslein was employed by SBC while serving as Prodigy's chief executive officer from June 2000 to December 2000.

    SBC pays the salaries of and provides employee benefits to the Prodigy officers it employs. Prodigy accrued $1,000,000 in expenses for salaries paid and benefits provided to Prodigy's officers by SBC during 2000.

    SUBLEASE OF FACILITY FROM SBC

    Prodigy's corporate headquarters occupy 112,000 square feet of office space in Austin, Texas. An SBC affiliate has signed a seven-year lease for this space expiring in March 2008. The current annual base rent is $3,200,000, including $9.00 per square foot of estimated operating expenses. Taxes, or building costs, which exceed this base are shared pro-rata with the property. Prodigy subleases this space from the SBC affiliate on the same economic terms.

    SUBSCRIBER MANAGEMENT AGREEMENT WITH TELMEX

    In January 1999, Prodigy and Telmex signed an agreement under which Prodigy manage Telmex's Prodigy Internet de Telmex subscribers in Mexico for a monthly management fee. The fee is equal to 15% of the invoiced sales price minus discounts, excise taxes and credits for returns on the first 200,000 subscribers and 10% on additional subscribers. The agreement expires in January 2004 and may be terminated by Telmex if Prodigy undergo a change of control. During 2000, Telmex paid Prodigy $13,200,000 under this agreement.

    TELMEX FINANCING COMMITMENT

    In February 2000, Telmex committed to provide Prodigy with financing of up to $200,000,000 to fund its operations through February 2001. No amounts were advanced under this commitment before its expiration.

    LOANS FROM BANCO INBURSA

    In August 1999, Prodigy obtained a $150,000,000 revolving line of credit from Banco Inbursa, an affiliate of Carso Global Telecom, allowing Prodigy to borrow, repay and re-borrow amounts in minimum increments of $1,000,000. Advances are due 30 days after borrowing, but Prodigy is permitted to roll-over advances into new advances at its election. Advances are unsecured. In
January 2001, Banco Inbursa extended the line of credit to June 15, 2002, subject to monthly interest rate adjustments governed by market conditions. As of March 15, 2001, $115,000,000 was outstanding under this line of credit.

    NETWORK ARRANGEMENTS WITH MCLEODUSA

    Prodigy outsources a portion of its network operations to McLeodUSA Incorporated, formerly known as Splitrock. The agreement, as amended, expires on December 31, 2002 but is subject to automatic renewal for successive one-year terms unless terminated by either party on 12 months' notice. Until termination of the agreement, Prodigy has agreed that McLeodUSA will be Prodigy's primary provider of network services. During this period, Prodigy must give McLeodUSA advance notice of, and the opportunity to discuss with Prodigy, any forms of service access, other than network access, that Prodigy wishes to pursue in the United States.

    Carso Global Telecom owns a minority interest in McLeodUSA. Samer F. Salameh, a director of Prodigy and Prodigy's former chairman and chief executive officer, is a former director of McLeodUSA and holds stock options to purchase McLeodUSA common stock. During 2000, Prodigy incurred network charges to McLeodUSA of $78,700,000.

COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative stockholder return on Prodigy's Class A common stock for the period from February 11, 1999 (the date on which the common stock began to trade on the Nasdaq National Market) through December 31, 2000, with the cumulative total return on the Media General Market Weighted Nasdaq Index and the Media General Industry Group 850--Internet Service Providers, a published industry index.

    The comparison below assumes the investment of $100 on February 11, 1999 in Prodigy's Class A common stock, the Media General Market Weighted Nasdaq Index, a broad equity market index, and the Media General Industry Group 850--Internet Service Providers, a published industry index. In each case, the comparison assumes reinvestment of all dividends. Measurement points are March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000, June 30,
2000, September 30, 2000 and December 31, 2000.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG PRODIGY COMMUNICATIONS CORPORATION,
  MEDIA GENERAL MARKET WEIGHTED NASDAQ INDEX AND MEDIA GENERAL INDUSTRY GROUP
                        850--INTERNET SERVICE PROVIDERS

                                     [LOGO]

                                                                    CUMULATIVE RETURN
                             ------------------------------------------------------------------------------------------------
                             2/11/99    3/31/99    6/30/99    9/30/99    12/31/99   3/31/00    6/30/00    9/30/00    12/31/00
                             --------   --------   --------   --------   --------   --------   --------   --------   --------
Prodigy Communications
  Corporation..............   100.00     136.44      92.00      63.11      68.89      53.56      37.33      18.22       5.33
Media General Industry
  Group 850--Internet
  Service Providers........   100.00     160.81     124.22     117.00     177.06     180.23     114.06      80.47      27.76
                              ------     ------     ------     ------     ------     ------     ------     ------     ------
Media General Market
  Weighted Nasdaq Index....   100.00      98.18     106.83     108.57     160.35     182.45     156.92     144.81      97.31
                              ------     ------     ------     ------     ------     ------     ------     ------     ------

          PROPOSAL 3 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of Ernst & Young LLP has been selected as Prodigy's independent public accountants for the year ending December 31, 2001. If the stockholders do not ratify the selection of Ernst & Young LLP as Prodigy's independent public accountants, the audit committee and board of directors will reconsider the matter. Representatives of Ernst & Young LLP and PricewaterhouseCoopers LLP are not expected to be present at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF
   ERNST & YOUNG LLP AS PRODIGY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR
                           ENDING DECEMBER 31, 2001.

               STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Any proposal that a stockholder intends to present at the 2002 annual meeting of stockholders in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 must be submitted to the secretary of Prodigy at its offices, 6500 River Place Blvd., Building III, Austin, Texas 78730-1113, no later than December 18, 2001 in order to be considered for inclusion in the proxy statement relating to that meeting. With respect to any stockholder proposal other than a proposal under Rule 14a-8, the proxy included in Prodigy's proxy materials may confer discretionary authority to vote on the stockholder proposal if Prodigy does not receive the proposal at the address set forth in the preceding sentence on or before December 18, 2001. Any stockholder proposal must also comply with the other applicable provisions of law and Prodigy's certificate of incorporation and by-laws. No stockholder proposal is required to be considered unless it is presented in accordance with the foregoing requirements.

OTHER MATTERS

    The board of directors knows of no other business which will be presented for consideration at the annual meeting other than that described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

    Prodigy will bear the costs of soliciting proxies. In addition to solicitations by mail, Prodigy's directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile and personal interviews. Prodigy will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares and request instructions for voting the proxies. Prodigy will reimburse such brokerage houses and other persons for their reasonable expenses in connection with this distribution.

    PRODIGY URGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING IN PERSON. HOWEVER, IN ORDER TO MAKE SURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING, PRODIGY ALSO URGES YOU TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES. TO BE ABLE TO VOTE YOUR SHARES HELD IN STREET NAME AT THE MEETING, YOU WILL NEED TO OBTAIN A PROXY FROM THE HOLDER OF RECORD.

                                          By order of the board of directors,
                                          Daniel V. Iannotti, SECRETARY

April 17, 2001
Austin, Texas

                                                                      APPENDIX A

                       PRODIGY COMMUNICATIONS CORPORATION
                            AUDIT COMMITTEE CHARTER

PURPOSE

    The Audit Committee purpose is one of oversight and review. The Audit Committee is appointed by the Board of Directors to assist the Board in its oversight function by monitoring the integrity of the Company's financial reporting process, the adequacy of the Company's system of internal accounting and financial controls and the independence and performance of the Company's independent auditors.

MEMBERSHIP REQUIREMENTS

    The Audit Committee will be comprised of not less than three members of the Board of Directors and the Audit Committee composition will meet the independence and experience requirements of the National Association of Securities Dealers.

MEETINGS

    The Audit Committee shall meet at least four times annually, or more frequently as it may determine necessary to comply with its responsibilities. The Audit Committee may meet with the independent auditors, management or others in separate private sessions to discuss any matters that the Committee, the independent auditors, management or others believe should be discussed privately.

    The Audit Committee shall keep minutes of its meetings and provide regular reports to the Board of Directors.

INDEPENDENT AUDITORS

    The independent auditors for the Company are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and when appropriate replace the independent auditors.

RESPONSIBILITIES AND DUTIES

    In carrying out its responsibilities and duties, the Audit Committee's policies and processes shall remain flexible in order to respond to changing circumstances or conditions. The following is considered to be a summary of its current policies and processes:

    RECOMMEND INDEPENDENT AUDITORS. Annually evaluate and recommend to the Board of Directors the independent auditors. Review and discuss with the independent auditors the written disclosures required by the Independence Standards Board and the compatibility on any non-audit services with the auditors' independence.

    AUDIT PLAN. Review with the independent auditors their plans for and the scope of their annual audit, including the adequacy of staffing and fees.

    ACCOUNTING CONTROLS. Review with management and the independent auditors the adequacy of the Company's internal accounting and financial controls.

    INTERIM FINANCIAL STATEMENTS. Review with management and the independent auditors the Company's interim financial statements prior to the filing of the Company's quarterly reports. Discuss with the independent auditors any items required to be communicated by the independent auditors in accordance with existing professional standards. The Chairman of the Audit Committee may represent the Committee for purposes of this review.

    ANNUAL FINANCIAL STATEMENTS. Review with management and the independent auditors the Company's annual financial statements. Discuss with the independent auditors the results of their audit and any items required to be communicated by the independent auditors in accordance with existing professional standards.

    CHARTER. Annually review and assess the adequacy of the Audit Committee charter and submit it to the Board of Directors for approval.

    REPORTS. Prepare the report required to be included in the Company's annual proxy statement.

                                PRELIMINARY COPY

                                      PROXY

                       PRODIGY COMMUNICATIONS CORPORATION
                      6500 RIVER PLACE BLVD., BUILDING III
                            AUSTIN, TEXAS 78730-1113

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2001. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned, revoking all prior proxies, hereby appoints Charles E. Foster, Allen Craft and Daniel V. Iannotti, and each of them, the proxies of the undersigned with power of substitution to each of them, to vote all shares of Prodigy Communications Corporation which the undersigned is entitled to vote at the annual meeting of stockholders to be held on Friday, May 11, 2001, at 11:00 a.m., local time at River Place Country Club, 4207 River Place Blvd., Austin, Texas 78730-1113. Each of the following matters is being proposed by Prodigy.

     In their discretion, the proxies are authorized to vote on such other matters as may properly come before the annual meeting or any adjournment thereof.

     Please return your cards in the enclosed envelope to the following address:

                       Prodigy Communications Corporation
                   c/o American Stock Transfer & Trust Company
                           Attention: Proxy Department
                                 59 Maiden Lane
                            New York, New York 10038



              CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

SEE REVERSE SIDE                                               SEE REVERSE SIDE

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. To approve the amendment to the certificate of incorporation increasing the size of the board of directors from nine to ten members.

     FOR              AGAINST           ABSTAIN

    [   ]              [   ]             [   ]

2A.  Election of Directors.

      NOMINEES: (01) James R. Adams, (02) Louis R. Brill, (03) Robert S. McClane, (04) Joe C. McKinney, (05) Jaime Chico Pardo and (06) Samer F. Salameh.

       FOR                           WITHHELD
      [   ]                           [    ]

      [   ]------------------------------------------------------------------
         INSTRUCTION: To withhold authority for any individual nominee, write the nominee's name in the space provided above.

2B.  Election of Directors.  FOR THE HOLDER OF CLASS B COMMON STOCK ONLY.

      NOMINEES: (07) Charles E. Foster, (08) Robert B. Pickering and (09) Randall L. Stephenson.

       FOR                           WITHHELD
      [   ]                           [    ]

      [   ]------------------------------------------------------------------
         INSTRUCTION: To withhold authority for any individual nominee, write the nominee's name in the space provided above.

3. Ratify the selection of Ernst & Young LLP as Prodigy's independent public accountants for the fiscal year ending December 31, 2001.

       FOR           AGAINST        ABSTAIN

      [   ]           [   ]          [   ]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSALS SPECIFIED ABOVE, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSALS. PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

The signature on the Proxy should correspond exactly with the stockholder's name printed to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.

Signature:                                                    Signature:
           ---------------------------------                             ---------------------------------
Title:                                                        Title:
      --------------------------------------                        --------------------------------------
Date:                                                         Date:
      --------------------------------------                        --------------------------------------